Exhibit 99.1

PRESS RELEASE

Contact:	For Release February 12, 2009
J. Scott Kamsler Sr. Vice President and CFO 510-668-7110

Dr. Izak Bencuya Joins Board of Directors of Exar Corporation

Power Product Semiconductor Visionary Brings Marketing and Technology Expertise to Exar

Fremont, California, February 12, 2009 - Exar Corporation (Nasdaq: EXAR), today announced the appointment of Dr. Izak Bencuya to its Board of Directors.

“The Board of Directors and I are excited to announce that Dr. Bencuya has joined as a Director,” said Richard L. Leza, Chairman of Exar’s Board of Directors. “Izak brings broad product and management experience, plus a deeper technology expertise and foundation to the Board. Izak’s appointment significantly strengthens the Board, and I look forward to working with him as we continue to focus on positioning Exar for growth.”

“I am delighted to welcome Izak to the Board at this important time in Exar’s history,” said Pete Rodriguez, the Company’s president and chief executive officer. “Izak is considered a visionary in power semiconductors; he has a keen sense for building and developing market leading products, as well as leveraging industries in transition - his insights and experience with the some of the industry’s most influential companies will be invaluable as we develop next generation power management solutions.”

With over 25 years experience in the semiconductor industry, Dr. Bencuya is currently the Chief Executive Officer of Deeya Energy, a dynamic start-up company focused on clean technologies to supply mass electricity storage to the alternative energy industry. Prior to Deeya Energy, Dr. Bencuya spent over ten years at Fairchild Semiconductor where he focused on power products and was most recently the Executive Vice President and the General Manager of the Functional Power Products Group. Dr. Bencuya also held positions at Siliconix, Semitest and GTE Laboratories.

Dr. Bencuya has a B.S. in Electrical Engineering from Bogazici University in Istanbul, Turkey, an M.S. and Ph.D. in Engineering and Applied Science from Yale University. He received his M.B.A. from U.C. Berkeley. He is a member of the IEEE Electron Device Society. Dr. Bencuya holds 22 patents and has published extensively in the electronics field.

“I look forward to working with the Board of Directors and Pete Rodriguez to move the Company to the next level,” stated Dr. Bencuya. “I believe the Company has the right management team, financial resources, and an excellent product portfolio and a commitment to continue to innovate to meet the evolving needs of its global customer base.”

About Exar

Exar Corporation is Powering Connectivity by delivering highly differentiated silicon solutions empowering products to connect. With distinctive knowledge in analog and digital technologies, Exar enables a wide array of applications such as portable devices, home media gateways, communications systems, and industrial automation equipment. Exar has locations worldwide providing real-time system-level support to drive rapid product innovation. For more information about Exar visit: http://www.exar.com.

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